Exhibit 4.1

SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of August 28, 2015 (this “Supplemental Indenture”), is by and among CommScope Technologies LLC, a limited liability company organized under the laws of the State of Delaware (such limited liability company, and its successors and assigns under the Indenture, hereinafter referred to as the “Issuer”), each of the parties identified as a Guarantor on the signature pages hereto (each, a “Guarantor” and collectively, the “Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, CommScope Technologies Finance LLC (the “Initial Issuer”) and the Trustee are parties to an indenture dated as of June 11, 2015 (the “Indenture”), providing for the issuance of the Initial Issuer’s 6.000% Senior Notes due 2025 (the “Notes”);

WHEREAS, the Issuer and each Guarantor that is a signatory hereto is executing this Supplemental Indenture pursuant to which (i) the Issuer shall each become a party to the Indenture and assume all of the rights and be subject to all of the obligations and agreements of the “Issuer” under the Indenture and (ii) each such Guarantor shall become a party to the Indenture and assume all of the rights and be subject to all of the obligations and agreements of a “Guarantor” under the Indenture ; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to be Bound. Without limiting the assumption by operation of law upon the Escrow Merger, the Issuer hereby becomes party to the Indenture as the “Issuer” for all purposes thereof and as such will have all of the rights and be subject to all of the obligations and agreements of the “Issuer” under the Indenture.

3. Agreements to Become Guarantors. Each of the Guarantors hereby unconditionally guarantees the Issuer’s obligations for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Issuer, on the terms and subject to the conditions set forth in Article X of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Guarantor therein.

4. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. No Recourse Against Others. No manager, managing director, director, officer, employee, incorporator or holder of any Equity Interests in the Issuer, CommScope, any Subsidiary or any direct or indirect parent of CommScope, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes, by accepting a Note, waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

6. Notices. For purposes of Section 12.1 of the Indenture, the address for notices to each of the Issuer and the Guarantors shall be:

CommScope, Inc.

1100 CommScope Place SE

Hickory, NC 28602

Facsimile: 828-431-2520

Attention: General Counsel

7. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

9. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

10. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each of the Issuer and the Guarantors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

COMMSCOPE TECHNOLOGIES LLC

By:	/s/ Frank B. Wyatt, II
Name:	Frank B. Wyatt, II
Title:	Senior Vice President, General Counsel and Secretary

ALLEN TELECOM LLC, as a New Guarantor
ANDREW SYSTEMS INC., as a New Guarantor
CABLE TRANSPORT, INC., as a New Guarantor
COMMSCOPE, INC. OF NORTH CAROLINA, as a New Guarantor
CONNECTIVITY SOLUTIONS MANUFACTURING LLC, as a New Guarantor
REDWOOD SYSTEMS, INC., as a New Guarantor
VEXTRA TECHNOLOGIES, LLC, as a New Guarantor

By:	/s/ Frank B. Wyatt, II
Name:	Frank B. Wyatt, II
Title:	Senior Vice President, General Counsel and Secretary

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
Name:	Joseph P. O’Donnell
Title:	Vice President